CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Eﬀective Amendment to Registration Statement No. 333-282907 on Form N-1A of our reports dated May 27, 2026, relating to the ﬁnancial statements and ﬁnancial highlights of the Victory Pioneer Fundamental Growth Fund and the Victory Pioneer Multi-Asset Ultrashort Income Fund appearing in Form N-CSR of Victory Portfolios IV for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

July 28, 2026